EXHIBIT 10.13



              DESCRIPTION OF AMERICAN MEDICAL SECURITY GROUP, INC.
                     EXECUTIVE MANAGEMENT INCENTIVE PROGRAM
                           (Effective January 1, 2002)

PURPOSE. The purpose of the American Medical Security Group, Inc. Executive Management Incentive Program (the "Program") is to (i) provide motivation for executives to attain and maintain the highest standards of performance, (ii) attract and retain executives of outstanding competence, (iii) maintain a competitive compensation package for highly motivated key management employees and, (iv) direct the energies of executives toward the achievement of the attainment of corporate goals and objectives.

ELIGIBILITY AND PARTICIPATION. All executive officers of the Company are eligible to participate in the Program. Based on the recommendation of the Chief Executive Officer (the "CEO"), the Compensation Committee (the "Committee") of the Board of Directors of American Medical Security Group, Inc. determines who will participate in the Program.

ADMINISTRATION AND INTERPRETATION. The Program is administered by the Committee. Action taken by the Committee in the administration and interpretation of the Program is final and binding on all concerned. The Committee maintains overall responsibility for the Program and is given complete discretion to administer the Program and to interpret and/or modify all terms and conditions of the Program.

PROGRAM FEATURES. For each Program year, the Committee establishes one or more specified percentages of base salary ("Target Bonus"), to be used to calculate awards under the Program based on individual performance. The Committee also establishes a range of adjustments to the Target Bonus, to be used for varying levels of individual performance.

The percentage of Target Bonus achieved for individual performance is a function of a discretionary evaluation of the performance of the individual executive. After each Program year, the CEO provides the Committee with an overall performance evaluation for each Participant, other than himself, and recommends bonus award levels. The Committee uses this evaluation in determining the amount of a Participant's bonus award.

Bonus awards for the senior sales and marketing executive also may be determined based on an annual new business performance, or other sales measure, which may vary from year to year.

PAYMENT OF BONUS AWARDS. Bonus awards under the Program are paid in cash promptly following approval of the bonus award amounts by the Committee (generally paid in February).

Bonus awards are not considered as compensation in calculating any insurance, profit-sharing, retirement, or other benefit for which the recipient is eligible unless any such insurance, profit-sharing, retirement or other benefit is granted under a plan which expressly provides that incentive compensation is considered as compensation under such plan.

There is no requirement that the maximum amount available for bonus awards in any year be awarded.